EXHIBIT 99.0


FOR IMMEDIATE RELEASE

CONTACT:
Chip Yamaguchi
ReSourcePhoenix.com
510-263-2016
cyamaguchi@resourcephoenix.com


             ReSourcePhoenix.com Announces Bryant Tong's Resignation

San Rafael, CA - April 19, 2000 - ReSourcePhoenix.comTM (RPC) (NASDAQ:RPCX) today announced that Bryant Tong, its President, Chief Operating Officer and member of the Board of Directors, resigned his positions effective today, citing differences in management philosophy with regard to the future of RPC.

Gus Constantin, RPC's Chairman and Chief Executive Officer, will continue in those roles and will share the office of President with Corey West, currently RPC's Senior Vice President, Sales and Marketing.

Tong has been an active executive with RPC since its founding in January of 1987.

"We are grateful to Bryant for his dedication and service to RPC and his commitment to the business model," said Mr. Constantin. "The Company's current priority is to focus on continuing to provide our clients excellent service while pursuing financing alternatives."

About RPC
ReSourcePhoenix.com (RPC) is a leading provider of outsourced accounting operations and e-business information management. RPC pioneered the use of the Internet to integrate a top-tier enterprise resource planning (ERP) infrastructure with the expertise of information technology, accounting, finance, and transaction processing professionals.


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